Exhibit 10.1

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “IP Assignment”), dated as of May 1, 2025, is entered into by and between Solsync Solutions Partnership, an Alaska general partnership (“Assignor”) and DeFi Development Corp., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Assignor has conveyed, transferred, and assigned, among other assets, certain intellectual property of Assignor, and have agreed to execute and deliver this IP Assignment for recording with the United States Patent and Trademark Office and corresponding entities or agencies in any jurisdiction.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Assignment. Assignor hereby irrevocably conveys, transfers, and assigns to Assignee, and Assignee hereby accepts, all of Assignor’s rights, titles, and interests in and to the following Intellectual Property Assets (as defined in the Purchase Agreement) (the “Assigned IP”):

(a) the Intellectual Property Registrations, including: (i) the patents and patent applications set forth on Schedule 1 and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof (the “Patents”); (ii) Assignor’s rights in the un-registered trademarks set forth on Schedule 2 attached hereto (the “Trademarks”), along with the goodwill of the business connected with using, and symbolized by, the Trademarks; (iii) the unregistered copyright interests set forth on Schedule 3 (the “Copyrights”); and (iv) the domain names and social media accounts set forth on Schedule 4 (the “Domain Names and Social Media Accounts”); and

(b) all non-registered Intellectual Property relating to the Intellectual Property Assets;

(c) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(d) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable regarding all of the foregoing; and

(e) any and all claims and causes of action, regarding any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

3. Recordation and Further Actions. Assignor authorizes the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any jurisdictions to record and register this IP Assignment upon request by Assignee or any of its Affiliates. Following the date hereof, upon Assignee’s reasonable request, and at Assignee’s sole cost and expense, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignee and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned IP to Assignee, or any assignee or successor thereto.

4. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree this IP Assignment is entered pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of the parties and their Affiliates regarding the Assigned IP. The representations, warranties, covenants, agreements, and indemnities in the Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein. If any conflict occurs or inconsistency between the Purchase Agreement and the terms hereof, the Purchase Agreement shall govern.

5. Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

6. Successors and Assigns. This IP Assignment will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law. This IP Assignment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this IP Assignment as of the date first above written.

ASSIGNOR:

SOLSYNC SOLUTIONS PARTNERSHIP

By:	/s/ Parker White
Name:	Parker White
Title:	Partner

Agreed to and Accepted,

ASSIGNEE:

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Name:	Joseph Onorati
Title:	Chief Executive Officer

[Signature Page to Intellectual Property Assignment Agreement]